SUBLEASE AGREEMENT

BETWEEN

CLARK/BARDES CONSULTING, INC.

SUBLESSOR,

AND

STRONGHOLD TECHNOLOGIES, INC.

SUBLESSEE

Dated: July 11, 2003

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this "Sublease"), is hereby entered into as of this 11th day of July, 2003, by and between CLARK/BARDES CONSULTING, INC., a Delaware corporation, having an address at 106 Allen Road, Bernards Township, New Jersey 07920 ("Sublessor"), and STRONGHOLD TECHNOLOGIES, INC., a Nevada corporation, having a mailing address at 777 Teraco Avenue, Hasbrouck Heights, New Jersey 07064 ("Sublessee").

WHEREAS, MC-SJP Pinson Development, L.L.C. ("Landlord") and Sublessor entered into that certain Office Lease dated as of August 30, 2001, First Amendment to Lease dated December 27, 2001 and Second Amendment to Lease dated March 26, 2002 (the "Prime Lease"), redacted copies of which are attached hereto as Exhibit "A," pursuant to which Landlord leased to Sublessor, the Premises known as a portion of the first (1st) floor, approximately 3,000 square feet, 106 Allen Road, Bernards Township, New Jersey 07920, as more fully described in the Prime Lease (the "Premises"); and

WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to sublease from Sublessor the Premises.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee, intending to be legally bound hereby, covenant and agree as follows:

1. Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises.

2. Condition of the Premises. Sublessor shall deliver and Sublessee shall accept the Premises in its then "As-Is" condition as of the date of delivery of peaceful possession to Sublessee, without requiring any alterations, improvements, repairs or decorations to be made by Sublessor, or at Sublessor's expense, either at the time possession is given to Sublessee or during the entire Term (defined in Section 3 below).

3. Term of Sublease. The term of this Sublease (the "Term") shall commence on August 1, 2003 (the "Sublease Commencement Date") and shall expire on January 31, 2008 (the "Sublease Expiration Date") unless sooner terminated as hereinafter provided.

4. Annual Rent. The annual rent ("Annual Rent") for the Premises shall be payable in advance, according to the schedule below, without any previous demand therefor, in equal monthly installments and on the first day of each month during the Term; provided, however, that if the Sublease Commencement Date falls on a day other than the first day of the month then the rent due with respect to such first month of the Term shall be prorated and be due on the Sublease Commencement Date.

Months 1-12:	$5,750.00/month	$69,000.00/year
Months 13-24:	$5,922.50/month	$71,070.00/year
Months 25-43:	$6,100.18/month	$73,202.00/year
Months 44-55:	$6,830.00/month	$81,960.00/year

CP 7/28/03
1/8/5/-3

5. Security Deposit. Upon execution of this Sublease by Sublessee, Sublessee shall pay to Sublessor in United States currency a security deposit in the amount of $34,500.00 (the "Security Deposit"), to be retained throughout the Term by Sublessor as security for the payment by Sublessee of the Rent herein agreed to be paid and for the faithful performance by Sublessee of the covenants contained in this Sublease. If, following the posting of the Security Deposit, at any time, Tenant shall be in default under any of the provisions of this Sublease, Sublessor shall be entitled, in its sole discretion, to use the Security Deposit or so much thereof as may be necessary, in payment of (a) any Rent for the payment of which Sublessee shall then be in default, (b) any commercially reasonable expense incurred by Sublessor in curing any such default, and (c) any direct damages, costs or expenses (including attorneys' fees) incurred by Sublessor in connection with the default or in causing Sublessee to restore and refund the portion of the Security Deposit so used or applied by Sublessor. Sublessee shall not be responsible for any indirect, consequential, special or punitive damages. Unless otherwise required by law, the Security Deposit shall not be required to be segregated from the other funds of Sublessor and no interest shall be paid by Sublessor to Sublessee with respect to the Security Deposit. In the event Sublessor must utilize the Security Deposit, or any portion thereof for the purposes permitted under this Section, Sublessee shall restore same to Sublessor within ten (10) days of its receipt of Sublessor's demand therefor. Any portion of the Security Deposit which shall not be utilized by Sublessor for any purpose permitted under this Section shall be returned to Sublessee following the expiration of this Sublease and surrender of possession as provided herein. The security deposit shall be returned to Sublessee within thirty (30) days of the termination or earlier expiration of the subleasehold term; otherwise, Sublessee shall be entitled to interest and reasonable counsel fees incurred in obtaining the return of the security deposit. Failure to pay the Security Deposit on the execution date of this Sublease shall constitute an Event of Default, in which event, in addition to the remedies available to Sublessor pursuant to this Sublease, Sublessor, in its absolute discretion, may refuse to permit Sublessee to enter the Premises. Notwithstanding the foregoing, Sublessor shall return fifty (50%) percent of the Security Deposit to Sublessee within thirty (30) days after February 1, 2007.

6. Advance Rent. Upon execution of this Sublease by Sublessee, Sublessee shall pay to Sublessor in United States currency advance rent in the amount of $5,750.00 (the "Advance Rent"). The Advance Rental shall be applied, pro tanto, by Sublessor against the Rent first becoming due hereunder. Failure to pay the Advance Rent on the execution date of this Sublease shall constitute an Event of Default, in which event, in addition to the remedies available to Sublessor pursuant to this Sublease, Sublessor, in its absolute discretion, may refuse to permit Sublessee to enter the Premises.

Services Provided by Landlord. Sublessor shall have no obligation to provide any services of any nature whatsoever to Sublessee or to the Premises. However, Sublessor shall make reasonable efforts to cause Landlord to provide to and for the benefit of the Premises each and all of the services which Landlord is required to provide to and for the benefit of the Premises pursuant to the terms and provisions of the Prime Lease. Provided Sublessor makes such reasonable efforts, Sublessor shall have no liability to Sublessee if Landlord fails to provide such services in any manner or to any degree. In the event the Landlord does not provide the services under the Prime Lease and make all of such services and utilities available to Sublessee, then in such event the Sublessee shall have the right to terminate the within Sublease or to make an appropriate abatement in Rent, the option to be at Sublessee's sole discretion.

CK 7/28/03
TR 8/5/03

8. Use. The Premises shall be used and occupied solely for the uses permitted under the Prime Lease and for no other purpose (the "Permitted Uses").

9. Maintenance; Alterations.

a) Sublessee shall maintain the Premises in good, clean, safe and orderly condition throughout the Sublease Term, and shall comply with all requirements of Section 5 of the Prime Lease.

b) Sublessee shall not make alterations or additions to the Premises except in accordance with the plans and specifications therefor first approved by Sublessor and Landlord.

c) Notwithstanding anything set forth above. Sublessee's base year, denominated as Initial Period in the Prime Lease is the calendar year 2003. Accordingly, Sublessee shall only pay its proportionate share of the increment in Landlord's Operating Expenses over and above those actually incurred (as reconciled) for the 2003 calendar year.

d) Notwithstanding anything to the contrary which may be set forth in the within Sublease or Prime Lease. Sublessee shall have no responsibility whatsoever for any restoration of the Premises except for alterations actually made by the Sublessee. Furthermore, whenever the Landlord or Sublessor grants approval to any of Sublessee's alterations, with that approval, Landlord and Sublessor must notify Sublessee whether or not restoration of the Sublessee's alterations will be required at the end of the subleasehold term. Absent said notice during the granting of any approval shall render any restoration obligation by Sublessee null and void.

10. Sublessor's and Sublessee's Covenants. Sublessee covenants during the Sublease Term:

a) to pay when due all Annual Rent;

b) to keep the Premises in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty only excepted, including, without limitation, all glass and doors within the Premises, and replace all of the same with glass and material of the same quality as that injured or broken, and, at the expiration or termination of this Sublease, peaceably to yield up the Premises and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty excepted, first removing all unattached personal property, including telephone equipment, goods and effects of Sublessee. To the extent specified by Landlord or Sublessor in notice to Sublessee given at least ten (10) days before such expiration or termination, Sublessee shall remove all alterations, partitions and additions made by Sublessee, and in the event of such removal, Sublessee shall repair any damage caused by such removal, and Sublessee shall leave the Premises broom clean and neat;

c) continuously from the Sublease Commencement Date, to use and occupy the Premises only for the Permitted Uses; not to injure or deface the Premises or the building in which it is located (the "Building"); nor to permit in the Premises any flammable fluids or chemicals, or nuisance, or hazardous substances, or the emission from the Premises of any

objectionable noise or odor, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the standards of the Building, or which is contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building;

d) not to assign, mortgage, pledge or otherwise transfer this Sublease or to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Sublessee, without the prior written consent of Landlord and Sublessor. Sublessor agrees not to unreasonably withhold or delay its consent. A transfer by operation of law, whether by execution, insolvency or bankruptcy, merger or otherwise, shall be deemed to be an unauthorized transfer within the meaning of this clause (d);

e)

(i) to defend, hold harmless and indemnify Sublessor and Landlord, and any mortgagee and any lessor under any ground or underlying lease, and their respective officers, directors, contractors, agents and employees, successors and assigns from and against any and all liability (statutory and otherwise), claims, suits, demands, damage, judgments, costs, interest and expenses (including, but not limited to, counsel fees and all disbursements incurred in the defense of any action or proceeding), to which they or any of them may be subject or which they may suffer by reason of or resulting from any default by Sublessee in the performance of Sublessee's obligations under this Sublease or Prime Lease, or from any act or omission of Sublessee or any of Sublessee's agents, contractors, servants, employees, subtenants, licensees or invitees (other than by Landlord or Sublessor, their agents or employees);

(ii) Sublessor covenants during the Sublease term to defend, hold harmless and indemnify Sublessee and Landlord, and any mortgagee and any lessor under any ground or underlying lease, and their respective officers, directors, contractors, agents and employees, successors and assigns from and against any and all liability (statutory and otherwise), claims, suits, demands, damage, judgments, costs, interest and expenses (including, but not limited to, counsel fees and all disbursements incurred in the defense of any action or proceeding), to which they or any of them may be subject or which they may suffer by reason of or resulting from any default by Sublessor in the performance of Sublessor's obligations under this Sublease or Prime Lease, or from any act or omission of Sublessor or any of Sublessor's agents, contractors, servants, employees, subtenants, licensees or invitees (other than by Landlord or Sublessee, their agents or employees);

f) to maintain with responsible companies qualified to do business in New Jersey, and in good standing, (i) commercial general liability insurance against claims for personal injury, death or property damage (on an occurrence basis) with respect to the business carried on by Sublessee in or from the Premises and Sublessee's use and occupancy of the Premises and other parts of the building, with limits which shall be satisfactory to Sublessor and Landlord, but not less than the amounts required to be carrier by Sublessor pursuant to the Prime Lease, (ii) "special form" property insurance in an amount to cover 100% of the replacement cost of Sublessee's personal property and fixtures in the Premises, and (iii) workmen's compensation insurance with statutory limits covering all of Sublessee's employees working in the Premises.

All such policies shall bear the endorsement that the policies will not be cancelled until after thirty (30) days written notice to Sublessor and shall include Sublessor and Landlord as additional insureds. The originals of all such policies, and any renewals thereof, shall be filed with Sublessor;

g) to permit Sublessor and Landlord and their agents: to inspect the Premises at reasonable times and at anytime in the event of an emergency; and, if Sublessor shall so elect, to make any repairs or replacements Sublessor or Landlord may deem necessary, using reasonable efforts to avoid unnecessary inconvenience to Sublessee by reason thereof, such repairs, to the extent necessitated by the fault or negligence of Sublessee, its agents or employees, to be at Sublessee's expense. Notwithstanding the foregoing, Sublessor shall provide Sublessee with sufficient and adequate written notice specifying the necessity for any repair or replacement and providing Sublessee with reasonable time to respond to Sublessor's notice and to make any necessary repairs or replacements.

h) to provide for itself such telephone service and other services or supplies as it may require and which Sublessor or Landlord have not expressly agreed to furnish. Sublessee shall not install utility electric lines of any sort without the prior written consent of Landlord and Sublessor; and

i) to comply with all of the terms and conditions of the Prime Lease as though Sublessee were the Tenant under the Prime Lease. Except that the following terms and conditions of the Prime Lease shall not be applicable to Sublessee, all provisions with respect to the amount of Base Rent, including, specifically, Paragraph 1.4 of the Prime Lease, the base year (Initial Period) being revised to recite the calendar year 2003; the Prime Lease, Article 9, so that Sublessee is not responsible to remove all alterations but only as qualified above; Article 10, Paragraph 10.3(iii), Article 1?, Surrender, the internal reference to Article 9 (restoration); Paragraph 33.3, Broker; Paragraph 33.9, Renewal Option; Paragraph 33.12, Termination Right; Paragraph 32.13, Security Deposit; and Exhibit B, Work Agreement.

11. Events of Default. Sublessee shall be in default under this Sublease upon the occurrence of any of the following events (hereinafter referred to as "Events of Default"):

a) Sublessee fails to pay any installment of Annual Rent or other sum of money within five (5) days after it is due and payable; or

b) Sublessee fails to perform any other obligation hereunder, which failure shall continue unremedied by Sublessee for a period of thirty (30) days after written notice thereof shall have been given to Sublessee by Sublessor or Landlord and such additional time as may be commercially necessary in the event Sublessee is diligently and continuously prosecuting the cure of any non-monetary default; or

c) Sublessee makes any assignment for the benefit of creditors, commits any act of bankruptcy or files a petition under any bankruptcy or insolvency law; or if such a petition is filed against Sublessee and is not dismissed within ninety (90) days; or if a receiver or similar officer becomes entitled to Sublessee's leasehold hereunder and it is not returned to Sublessee

within ninety (90) days; or if such leasehold is taken on execution or other process of law in any action against Sublessee; or

d) The occurrence of any other event described as constituting an "Event of Default" elsewhere in this Sublease.

12. Sublessor's Remedies. Upon the occurrence of an Event of Default, Sublessor, with notice to Sublessee in any instance may do any one or more of the following:

a) Declare due and payable and sue for and recover, all unpaid rent for the unexpired period of the Term as if by the terms of this Sublease the same were payable in advance, together with all reasonable legal fees and other expenses incurred by Sublessor in connection with the enforcement of any of Sublessor's rights and remedies hereunder.

b) Distrain, collect or bring action for such rent as being in arrears, or file a proof of claim in any bankruptcy or insolvency proceeding for such rent, or institute any other proceedings, whether similar or dissimilar to the foregoing, to enforce payment thereof.

c) Terminate this Sublease in which event Sublessee shall immediately surrender the Premises to Sublessor, and if Sublessee fails to do so, Sublessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Sublessee and any other person who may be occupying the Premises or any part thereof, by Court Order only without being liable for prosecution or any claim for damages therefor, and Sublessee agrees to pay to Sublessor on demand the amount of all direct damage which Sublessor may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including the loss of rental for the remainder of the Term.

d) If Sublessee fails to perform any covenant or observe any condition to be performed or observed by Sublessee hereunder or acts in violation of any covenant or condition hereof, Sublessor may, but shall not be required to on behalf of Sublessee, perform such covenant and/or take such steps, including entering upon the Premises by Court Order only, as may be necessary or appropriate to meet the requirements of any such covenant or condition, and all commercially reasonable costs and expenses incurred by Sublessor in so doing, including reasonable legal fees, shall be paid by Sublessee to Sublessor upon demand, plus interest at the overdue interest rate from the date of expenditure(s) by Sublessor, as additional rent. Sublessor's proceeding under the rights reserved to Sublessor under this subsection shall not in any way prejudice or waive any rights as Sublessor might otherwise have against Sublessee by reason of Sublessee's default.

e) All rights and remedies of Sublessor and Sublessee herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies set forth in this Sublease, Sublessor shall be entitled to the restraint by injunction of the violation or attempted violation of any of the covenants, agreements or conditions of this Sublease.

f) At all times Sublessor shall use reasonable efforts to mitigate any and all damages.

13. Miscellaneous.

a) If any term of this Sublease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, whether by operation of the laws of bankruptcy, insolvency or otherwise, the remainder of this Sublease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

b) Subject to remaining provisions of the within Sublease, including but not limited to, Paragraph 10(i) above, all of the terms, provisions, covenants and conditions of the Prime Lease are incorporated herein by reference and made a part hereof and are superior to this Sublease, except as otherwise expressly provided and except that Sublessee shall be obligated to pay the Annual Rent provided for in this Sublease and not the amounts of rent and additional rent provided to be paid by Sublessor under the Prime Lease. Subject to the first sentence of this subsection, as between the parties hereto, Sublessee hereby assumes all of the obligations of Sublessor as Tenant under the Prime Lease. Subject to the first sentence of this subsection, as between the parties hereto, Sublessor shall have all of the rights of Landlord under the Prime Lease as against Sublessee. Sublessee shall have no right to extend the Term of this Sublease.

c) All rights of Sublessee under this Sublease are subject to Sublessor's rights under the Prime Lease.

d) Sublessor shall have no liability whatsoever for any default by Landlord under the Prime Lease.

e) If for any reason the Prime Lease shall expire or terminate before the Sublease Expiration Date, then in such event the Landlord shall recognize Sublessee as its direct Tenant and the Sublease shall continue in full force and effect as a direct lease between Landlord and Sublessee. Landlord shall not be obligated to recognize Sublessee as its Tenant in the event Sublessee is in default, beyond any grace or notice period, at the expiration or termination of the Prime Lease.

f) Sublessor and Sublessee agree that neither shall have any personal liability with respect to the provisions of the Sublease and neither Sublessor nor Sublessee nor any person claiming under, by or through Sublessor or Sublessee shall be entitled to take any action to procure a money judgment in personam against any person or entity who is a member of Sublessor or Sublessee or any of their successors and assigns, heirs or personal representatives.

g) Neither Sublessor nor Sublessee shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workmans' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Sublease.

h) This Sublease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

i) The headings in this Sublease are for purposes of reference only and shall not limit or define the meanings hereof.

j) This Sublease and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

k) Any notice given or to be given under this Sublease shall be in writing and shall be given by United States registered or certified mail, return receipt requested, or by a nationally recognized overnight delivery service, with all delivery and postage charges prepaid, and shall be deemed to have been given on the date such notice is actually received or refused, or if unclaimed, on the third day following the day on which the same shall have been sent by a nationally recognized overnight delivery service or deposited with the United States Post Office. Any such communication shall be sent to the respective parties at their address set forth in the first paragraph of this Sublease or such other address as shall be designated by the receiving party in writing.

l) Sublessee shall have the right during the Term to use the existing furniture, fixtures and equipment (including the phone system) situated at the Premises at no charge; provided, Sublessee shall be responsible for all phone charges (i.e., local and long distance charges). All of such items shall remain property of Sublessor and Sublessee shall return all of such items to Sublessor at the end of the Term in the same condition as of the date hereof, normal wear and tear excepted. Exhibit B attached hereto constitutes a description and location of all existing furniture, fixtures and equipment at the Premises which may be used by Sublessee without any additional cost or expense.

m) The effectiveness of the within Sublease is expressly subject and contingent upon Sublessor's and Sublessee's receipt of Landlord's written consent and acceptance of the terms and conditions of the within Sublease within seven (7) calendar days from the date of the within Sublease.

n) Any and all notices from/to Landlord and Sublessor shall also be served upon Sublessee with a mandatory copy to Sublessee's counsel addressed as follows: Hale and Dorr, LLP, 650 College Road East, Princeton, New Jersey 08540, attention: Stuart B. Dember, Esq.

o) Sublessor and Sublessee represent that in the negotiation of this Sublease they dealt with no real estate broker or salesmen, except Insignia ESG and Sheldon Gross Realty, Inc. Sublessor and Sublessee hereby agree to indemnify Landlord and hold it harmless from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of the above representations, including court costs and reasonable attorney's fees. Sublessor shall pay the commissions of Insignia ESG and Sheldon Gross Realty, Inc. pursuant to separate agreement.

p) Sublessor shall apply immediately to the New Jersey Department of Environmental Protection for a Letter of Nonapplicability with respect to the Industrial Site Recovery Act.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease the day and year first above written.

SUBLESSOR:

CLARK/BARDES CONSULTING, INC.

By: ____________________
Name:
Title:

SUBLESSEE:

STRONGHOLD TECHNOLOGIES, INC.

By: ____________________
Name: Christopher Carey
Title: Chief Executive Officer

Exhibit "A"

Prime Lease